Exhibit 99.1
                        WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                          Contact:  John J. Steele
---------------------           Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036



 		WERNER ENTERPRISES REPORTS IMPROVED EARNINGS
              		PER SHARE IN THIRD QUARTER 2011

Omaha, Nebraska, October 18, 2011:
---------------------------------

     Werner Enterprises, Inc. (NASDAQ: WERN) one of the nation's largest transportation and logistics companies, reported improved revenues and earnings for the third quarter ended September 30, 2011 compared to the third quarter ended September 30, 2010.

     Summarized financial results for third quarter and year-to-date 2011 compared to the same periods of 2010 are as follows (dollars in thousands, except per share data):

                          3Q11      3Q10    % Change      YTD11       YTD10   % Change
                        --------  --------  --------   ----------  ---------- --------
Total revenues        	$509,587  $463,262    	 10%   $1,494,913  $1,351,806      11%
Trucking revenues, net
 of fuel surcharge      $331,346  $329,200        1%     $981,502    $959,386       2%
Value Added Services
 ("VAS") revenues        $76,635   $64,683       18%     $211,435    $191,149      11%
Operating income         $50,066   $40,145       25%     $124,275     $93,955      32%
Net income               $29,578   $24,158       22%      $73,389     $55,924      31%
Earnings per diluted
 share                     $0.40     $0.33       22%        $1.00       $0.77      30%


     Werner again produced strong earnings growth of 22% in third quarter 2011 compared to third quarter 2010. This was the Company's seventh consecutive quarter of year-over-year earnings growth in excess of 20%. We would like to take this opportunity to sincerely thank all of our associates for this outstanding achievement.

     Freight demand began the quarter in July 2011 with the typical seasonal decline from June, with less strength the latter part of July during the uncertainty of the U.S. debt negotiations in Congress. Freight demand in early August returned to levels comparable to the same period in 2010 and weakened modestly in mid-August following heightened concerns about the economy. In the latter part of August and throughout September, we experienced seasonal strengthening in demand. In the aggregate for third quarter 2011, our daily morning ratio of loads to trucks in our one-way truckload network was nearly balanced. We continue to believe that generally favorable truckload freight trends are caused to a greater degree by supply side constraints limiting truckload capacity, as opposed to demand generated by economic activity.

     Our average revenues per total mile increased 3% in third quarter 2011 compared to third quarter 2010. Contractual rate increases and a better freight mix were the principal reasons for the rate improvement. There was some softness in spot market pricing during third quarter 2011, but spot market pricing improved during September. We continue to be successful in this tightening capacity environment by working jointly with our customers to secure sustainable transportation solutions across all modes. We remain committed to maintaining our fleet size at approximately 7,300 trucks. We are continuing to strengthen and redesign our truckload freight network to optimize and maximize increasing freight opportunities without adding trucks. As a result, we are focused on expanding our operating margin percentage to raise our returns on assets, equity and invested capital, while staying true to our broad transportation services portfolio for our customers.

     Capacity in our industry remains constrained by both economic and safety regulatory factors. From 2007 to 2010, the number of new class 8 trucks built was well below historical replacement levels for our industry. This led to the oldest average industry truck age in 40 years by the end of 2010. Carriers were compelled to upgrade their aging truck fleets which led to increased replacement purchases of new and later-model used trucks in 2011. However, we do not believe that industry fleet growth is occurring, as some carriers are already struggling to finance the replacement truck upgrade due to the large pricing gap between the significantly increased costs of EPA-complaint new trucks compared to the low value of record-old trucks.

     The most significant safety regulatory changes in our 55-year history are occurring over the next few years. The federal Compliance Safety Accountability program, proposed changes to the hours of service regulations for commercial truck drivers and the proposed required use of electronic on-board recorders on virtually all trucks are expected to reduce, or have the effect of reducing, industry capacity.

     We continue to diversify our business model with the goal of achieving a balanced portfolio of revenues comprised of One-Way Truckload (which includes the Regional, medium-to-long-haul Van and
Expedited fleets), Specialized Services and Logistics (VAS). Our Specialized Services unit, primarily Dedicated, ended the quarter with 3,500 trucks (48% of our total fleet).

     Average diesel fuel prices were $0.91 per gallon higher in third quarter 2011 than in third quarter 2010 and were $0.11 lower than in second quarter 2011. For the first 18 days of October 2011, the average diesel fuel price per gallon was $0.62 higher than the average diesel fuel price per gallon in the same period of 2010 and $0.55 higher than in fourth quarter 2010.

     We continued to effectively manage the impact of higher fuel costs by improving our fuel miles per gallon ("mpg") by 4.9% in third quarter 2011 compared to third quarter 2010. We are controlling truck idling; optimizing the speed, weight and specifications of our equipment; and implementing fuel enhancing equipment changes to our fleet. We continue to invest in environmentally friendly and fuel-saving equipment solutions such as new trucks with EPA 2010 compliant engines, more aerodynamic truck features, idle reduction systems, tire inflation systems and trailer skirts (including the development of and EPA approval for our own designed "Arrow Shield" trailer skirt) to reduce our fuel gallons purchased and improve our mpg. However, savings from the mpg improvement is partially offset by the additional cost of diesel exhaust fluid and higher depreciation expense. Although our fuel management programs require significant investment and research and development, we remain committed to moving forward with these programs to lower our carbon footprint, improve our operational efficiency and deliver best-in-class performance for our customers.

     The driver market is increasingly competitive. An improving freight market, changing industry safety regulations and reduced tuition financing options for driving school candidates continue to tighten qualified and student driver supply. We continue to believe our position in the driver market is better than that of many competitors because over 70% of our driving jobs are in more attractive Regional and

Dedicated fleet operations that enable us to return these drivers to their homes on a more frequent and consistent basis.

     Gains on sales of equipment were $6.0 million in third quarter 2011 compared to $1.4 million in third quarter 2010 and compared to $5.6 million in second quarter 2011. Our premium used trucks are more attractive to fleets that want to upgrade their older trucks without incurring the higher cost of new trucks. Gains on sales are reflected as a reduction of Other Operating Expenses in our income statement.

     In 2011, we increased our purchases of new trucks and new trailers to replace older equipment that we sell or trade. However, we have not grown our fleet. Our net capital expenditures for the first nine months of 2011 were $154 million. Net capital expenditures for the full year 2011 are estimated to be $210 to $240 million, compared to net capital expenditures for 2010 of $119 million. During the nine months ended September 30, 2011, we reduced the average age of our company truck fleet from 2.8 years to 2.5 years. We remain committed to the ongoing investment required to maintain a superior fleet while focusing on the lowest-cost operating model for our customers.

     To provide shippers with additional sources of managed capacity and network analysis, we continue to develop the non-asset-based VAS segment. VAS includes Brokerage, Freight Management, Intermodal and Werner Global Logistics (International).


Value Added Services
  (amounts in 000's)                    3Q11                 3Q10
--------------------              ----------------     ----------------
Revenues                          $76,635   100.0%     $64,683   100.0%
Rent and purchased
  transportation expense           64,648    84.4       55,032    85.1
                                  -------              -------
Gross margin                       11,987    15.6        9,651    14.9
Other operating expenses            7,913    10.3        6,838    10.6
                                  -------              -------
Operating income                   $4,074     5.3       $2,813     4.3
                                  =======              =======


     The following table shows the change in shipment volume and average revenue (excluding logistics fee revenue) per shipment for all VAS shipments.


                                 3Q11      3Q10     Difference     % Change
                                -------   -------   ----------     --------
Total VAS shipments              65,343    63,709        1,634           3%
Less: Non-committed
  shipments to Truckload
  segment                        19,853    20,436         (583)        (3)%
                                -------   -------   ----------
Net VAS shipments                45,490    43,273        2,217           5%
                                =======   =======   ==========

Average revenue per shipment     $1,556    $1,372         $184          13%
                                =======   =======   ==========


     Brokerage revenues in third quarter 2011 increased 16% compared to third quarter 2010 due to a 10% increase in shipment volume and a 5% increase in the average revenue per shipment. Brokerage gross margin dollars increased 14%, the gross margin percentage declined by 20 basis points and Brokerage operating income dollars increased 9% year-over-
year. Intermodal revenues and gross margins increased 66% while Intermodal operating income increased at a higher percentage rate, comparing third quarter 2011 to third quarter 2010. Werner Global Logistics ("WGL") revenues increased 21% while gross margins and operating income increased at a higher percentage rate in third quarter 2011 compared to third quarter 2010. WGL revenues increased 59% sequentially while gross margins and operating income also improved sequentially over second quarter 2011. Freight Management revenues and the number of shipments declined significantly due to a reduction in customer project business with a specific customer, however the gross margin dollars declined slightly and operating income dollars decreased slightly.

     Comparisons  of  the  operating  ratios  (net  of  fuel   surcharge
revenues) for the Truckload segment and VAS segment for third quarters 2011 and 2010 and year-to-date 2011 and 2010 are shown below.


Operating Ratios                         3Q11       3Q10     Difference
----------------                         -----      -----    ----------
Truckload Transportation Services        86.3%      88.8%        (2.5)%
Value Added Services                     94.7       95.7         (1.0)

                                         YTD11      YTD10    Difference
                                         -----      -----    ----------
Truckload Transportation Services        88.4%      91.3%        (2.9)%
Value Added Services                     94.7       95.7         (1.0)


     Fluctuating fuel prices and fuel surcharge collections impact the total company operating ratio and the Truckload segment's operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment's operating ratios for third quarter 2011 and third quarter 2010 are 89.3% and 90.6%, respectively, and for year-to-date 2011 and 2010 are 91.0% and 92.7%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

     Our financial position remains strong. We ended the quarter with no debt and $56.9 million of cash.


                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                           (In thousands, except per share amounts)

                                          Quarter      % of       Quarter     % of
                                           Ended     Operating     Ended    Operating
                                          9/30/11     Revenues    9/30/10    Revenues
                                         --------    ---------   --------   ---------
Operating revenues                       $509,587        100.0   $463,262       100.0
                                         --------    ---------   --------   ---------

Operating expenses:
   Salaries, wages and benefits        	  132,128         25.9    134,255        29.0
   Fuel                                   103,777         20.4     75,986        16.4
   Supplies and maintenance                44,334          8.7     40,730         8.8
   Taxes and licenses                      23,932          4.7     23,197         5.0
   Insurance and claims                    15,603          3.1     15,998         3.4
   Depreciation                            40,197          7.9     37,092         8.0
   Rent and purchased transportation      100,081         19.6     91,795        19.8
   Communications and utilities             3,846          0.8      4,013         0.9
   Other                                   (4,377)        (0.9)        51         0.0
                                         --------    ---------   --------   ---------
      Total operating expenses            459,521         90.2    423,117        91.3
                                         --------    ---------   --------   ---------
Operating income                           50,066          9.8     40,145         8.7
                                         --------    ---------   --------   ---------

Other expense (income):
   Interest expense                             5          0.0          5         0.0
   Interest income                           (337)        (0.1)      (432)       (0.1)
   Other                                       52          0.0        (84)       (0.0)
                                         --------    ---------   --------   ---------
      Total other expense (income)           (280)        (0.1)      (511)       (0.1)
                                         --------    ---------   --------   ---------

Income before income taxes                 50,346          9.9     40,656         8.8
Income taxes                               20,768          4.1     16,498         3.6
                                         --------    ---------   --------   ---------
Net income                                $29,578          5.8    $24,158         5.2
                                         ========    =========   ========   =========

Diluted shares outstanding                 73,231                  72,922
					 ========		 ========
Diluted earnings per share                  $0.40                   $0.33
					 ========		 ========


                                                       OPERATING STATISTICS
                                             Quarter Ended              Quarter Ended
                                                9/30/11      % Change      9/30/10
                                             -------------   --------   -------------
Trucking revenues, net of fuel surcharge (1)      $331,346        0.7%       $329,200
Trucking fuel surcharge revenues (1)                94,326       49.1%         63,271
Non-trucking revenues,including VAS (1)             79,320       17.3%         67,593
Other operating revenues (1)                         4,595       43.7%          3,198
                                             -------------              -------------
     Operating revenues (1)                       $509,587       10.0%       $463,262
                                             =============              =============

Average monthly miles per tractor                    9,881       -2.0%         10,085
Average revenues per total mile (2)                 $1.543        2.9%         $1.500
Average revenues per loaded mile (2)                $1.752        3.7%         $1.690
Average percentage of empty miles                    11.94%       5.8%          11.29%
Average trip length in miles (loaded)                  439        1.6%            432
Total miles (loaded and empty) (1)                 214,792       -2.2%        219,527
Average tractors in service                          7,246       -0.1%          7,256
Average revenues per tractor per week (2)           $3,518        0.8%         $3,490
Capital expenditures, net (1)                      $47,660                    $30,782
Cash flow from operations (1)                      $83,309                    $43,831
Return on assets (annualized)                          9.5%                       7.8%
Total tractors (at quarter end)
     Company                                         6,630                      6,660
     Independent contractor                            620                        690
                                             -------------              -------------
          Total tractors                             7,250                      7,350

Total trailers (truck and intermodal,
  quarter end)                                      22,925                     24,060


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.



                                                   INCOME STATEMENT DATA
                                                        (Unaudited)
                                          (In thousands, except per share amounts)

                                       Nine Months      % of   Nine Months     % of
                                          Ended      Operating    Ended      Operating
                                         9/30/11      Revenues   9/30/10     Revenues
                                       -----------   --------- -----------   ---------
Operating revenues                      $1,494,913       100.0  $1,351,806       100.0
                                       -----------   --------- -----------   ---------

Operating expenses:
   Salaries, wages and benefits            400,256        26.8     396,892        29.4
   Fuel                                    312,210        20.9     228,319        16.9
   Supplies and maintenance                128,608         8.6     117,418         8.7
   Taxes and licenses                       70,372         4.7      70,214         5.2
   Insurance and claims                     50,194         3.3      51,705         3.8
   Depreciation                            119,161         8.0     112,848         8.3
   Rent and purchased transportation       287,183        19.2     268,361        19.9
   Communications and utilities             11,612         0.8      11,256         0.8
   Other                                    (8,958)       (0.6)        838         0.1
                                       -----------   --------- -----------   ---------
      Total operating expenses           1,370,638        91.7   1,257,851        93.1
                                       -----------   --------- -----------   ---------
Operating income                           124,275         8.3      93,955         6.9
                                       -----------   --------- -----------   ---------

Other expense (income):
   Interest expense                             43         0.0          17         0.0
   Interest income                          (1,027)       (0.1)     (1,124)       (0.1)
   Other                                       341         0.0        (128)       (0.0)
                                       -----------   --------- -----------   ---------
      Total other expense (income)            (643)       (0.1)     (1,235)       (0.1)
                                       -----------   --------- -----------   ---------

Income before income taxes                 124,918         8.4      95,190         7.0
Income taxes                                51,529         3.5      39,266         2.9
                                       -----------   --------- -----------   ---------
Net income                                 $73,389         4.9     $55,924         4.1
                                       ===========   ========= ===========   =========

Diluted shares outstanding                  73,203                  72,747
                                       ===========             ===========
Diluted earnings per share                   $1.00                   $0.77
                                       ===========             ===========


                                                        OPERATING STATISTICS
                                                    YTD 11      % Change    YTD 10
                                                  ----------    --------  ----------
Trucking revenues, net of fuel surcharge (1)        $981,502      2.3%      $959,386
Trucking fuel surcharge revenues (1)                 280,786     52.1%       184,575
Non-trucking revenues,including VAS (1)              219,725     11.2%       197,623
Other operating revenues (1)                          12,900     26.2%        10,222
                                                  ----------              ----------
     Operating revenues (1)                       $1,494,913     10.6%    $1,351,806
                                                  ==========              ==========

Average monthly miles per tractor                      9,882     -1.4%        10,026
Average revenues per total mile (2)                   $1.520      3.5%        $1.469
Average revenues per loaded mile (2)                  $1.721      3.7%        $1.660
Average percentage of empty miles                      11.67%     1.4%         11.51%
Average trip length in miles (loaded)                    444     -0.4%           446
Total miles (loaded and empty) (1)                   645,568     -1.1%       652,981
Average tractors in service                            7,259      0.3%         7,237
Average revenues per tractor per week (2)             $3,467      2.0%        $3,399
Capital expenditures, net (1)                       $153,600                 $83,097
Cash flow from operations (1)                       $200,339                $155,247
Return on assets (annualized)                            8.1%                    6.1%
Total tractors (at quarter end)
     Company                                           6,630                   6,660
     Independent contractor                              620                     690
                                                  ----------              ----------
Total tractors                                         7,250                   7,350

Total trailers (truck and intermodal,                 22,925                  24,060
  quarter end)


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.


                                                                 BALANCE SHEET DATA
                                                        (In thousands, except share amounts)



                                                          9/30/11                  12/31/10
                                                        -----------               ----------
                                                        (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                                $56,885                  $13,966
   Accounts receivable, trade, less allowance of
    $10,500 and $9,484, respectively                        213,505                  190,264
   Other receivables                                          7,679                   10,431
   Inventories and supplies                                  28,399                   16,868
   Prepaid taxes, licenses and permits                        3,718                   14,934
   Current deferred income taxes                             29,237                   27,829
   Other current assets                                      27,319                   23,407
                                                        -----------               ----------
      Total current assets                                  366,742                  297,699
                                                        -----------               ----------

Property and equipment                                    1,581,120                1,549,637
Less - accumulated depreciation                             693,694                  708,582
                                                        -----------               ----------
      Property and equipment, net                           887,426                  841,055
                                                        -----------               ----------

Other non-current assets                                     15,108                   12,798
                                                        -----------               ----------
                                                         $1,269,276               $1,151,552
                                                        ===========               ==========



LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                                         $67,831                  $57,708
   Insurance and claims accruals                             64,702                   71,857
   Accrued payroll                                           24,597                   18,838
   Other current liabilities                                 19,119                   20,037
                                                        -----------               ----------
      Total current liabilities                             176,249                  168,440
                                                        -----------               ----------


Other long-term liabilities                                  10,707                   10,380

Insurance and claims accruals, net of current portion       120,250                  113,250

Deferred income taxes                                       226,764                  190,507

Stockholders' equity:
   Common stock, $.01 par value, 200,000,000 shares
    authorized; 80,533,536 shares issued; 72,829,701
    and 72,644,998 shares outstanding, respectively             805                      805
   Paid-in capital                                           93,680                   91,872
   Retained earnings                                        790,685                  728,216
   Accumulated other comprehensive loss                      (4,660)                  (3,420)
   Treasury stock, at cost; 7,703,835 and 7,888,538
    shares, respectively                                   (145,204)                (148,498)
                                                        -----------               ----------
	Total stockholders equity'                          735,306                  668,975
                                                        -----------               ----------
                                                         $1,269,276               $1,151,552
                                                        ===========               ==========

      Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and local van; expedited; temperature-controlled; and flatbed services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, and international services. International services are provided through Werner's domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

     Werner Enterprises, Inc.'s common stock trades on The NASDAQ Global Select MarketSM under the symbol "WERN". For further information about Werner, visit the Company's website at www.werner.com.

     This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company's management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2010. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.